Exhibit 10.1

November 25, 2020

Re: Acceleration of Certain Compensation

J. Michael Bruff

c/o Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto CA 94304

Dear Mike:

This letter memorializes our recent discussions concerning tax planning in connection with the anticipated 2021 consummation of the transactions contemplated by the Agreement and Plan and Merger, by and among Siemens Healthineers Holding I GMBH, Falcon Sub Inc., Varian Medical Systems, Inc. (the “Company”) and Siemens Medical Solutions USA, Inc., dated as of August 2, 2020 (the “Merger Agreement”).

Stock Options. Effective as of December 1, 2020 (the “Acceleration Date”), all Company stock options that you hold that are unvested as of immediately prior to the Acceleration Date (such options, the “Accelerated Stock Options”) shall become fully vested. You hereby agree that as of the Acceleration Date, all vested stock options that you hold (including the Accelerated Stock Options) shall be deemed immediately exercised, and as soon as reasonably practicable following such date, the Company shall deliver to you a number of shares of Company common stock that corresponds to the number of stock options so exercised, less withholding for applicable taxes (which withholding shall be determined based upon the maximum individual rates in each applicable jurisdiction) and the aggregate exercise price due upon the exercise of such stock options.

2021 LTIP Award. On, or as soon as practicable following, the Acceleration Date, but in no event later than December 31, 2020, the Company will make you a cash payment of $1,750,000, subject to applicable tax withholding. You hereby acknowledge and agree that such payment is being made in lieu of an equity compensation award for the Company’s 2021 fiscal year. The Company acknowledges that the amount of such payment represents your annual long-term incentive opportunity for purposes of clause (ii) of the definition of Good Reason set forth in Section 3 of the CIC Agreement.

Damages Upon a Voluntary Termination. You hereby agree that if your employment terminates due to a Voluntary Termination (as defined below), then, within ten business days following the termination of your employment, you shall pay to the Company the Repayment Amount (as defined below); provided that if such Voluntary Termination does not occur prior to the Closing Date, the Repayment Amount shall be limited to the 2021 LTIP Repayment Amount.

Removal of Cutback Provision. You and the Company hereby agree that (i) Section 5(a) of the CIC Agreement is hereby shortened to retain the first sentence thereof and the final sentence thereof but to eliminate the portion of such paragraph in between such sentences and (ii) the definitions set forth in Section 5(f)(iii) and 5(f)(v) of the CIC Agreement are hereby eliminated.

Varian Confidential

Certain Definitions. For purposes hereof, the following terms shall be defined as set forth below.

“2021 LTIP Repayment Amount” means the product of (i) the after-tax amount delivered to you pursuant to the “2021 LTIP Award” paragraph above multiplied by (ii) if the Voluntary Termination occurs (w) prior to November 20, 2021, 1.0, (x) on or after November 20, 2021 but prior to November 20, 2022, 2/3, (y) on or after November 20, 2022 but prior to November 20, 2023, 1/3, and (z) on or after November 20, 2023, zero.

“CIC Agreement” means the Change in Control Agreement, dated as of August 1, 2020, between you and the Company.

“Equity Plan” means the Company’s Fifth Amended and Restated 2005 Omnibus Stock Plan.

“Option Repayment Amount” means a cash amount equal to the product of (i) the Fair Market Value (as defined in the Equity Plan) of a Share on the date of your Voluntary Termination, multiplied by (ii) the net number of Shares delivered pursuant to this letter in respect of the Accelerated Stock Options that would not have vested prior to or on the date of your Voluntary Termination if not for the accelerated vesting and settlement contemplated hereby.

“Repayment Amount” means the sum of the Option Repayment Amount and the 2021 LTIP Repayment Amount.

“Share” has the meaning set forth in the Equity Plan.

“Voluntary Termination” means a termination of your employment (i) by the Company for Cause (as defined in the CIC Agreement) or (ii) by you other than for Good Reason (as defined in the CIC Agreement). A termination of your employment due to your death or Disability (as defined pursuant to the applicable award agreement) shall not constitute a Voluntary Termination.

This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its conflict of law rules.

Please indicate your agreement to the terms set forth above by your signature below.

Sincerely,

Varian Medical Systems, Inc.

By:	/s/ Michael D. Hutchinson
Name: Michael D. Hutchinson
Title: SVP, Chief Legal Officer

Varian Confidential

Accepted and Acknowledged:

/s/ Jesse Michael Bruff
Jesse Michael Bruff

Dated: November 25, 2020

Varian Confidential